Exhibit 99.1

Civitas Solutions Reports Fiscal 2018 First Quarter Financial Results

BOSTON, MA, February 8, 2018 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal first quarter ended December 31, 2017.

First Quarter Fiscal 2018 At A Glance

•	First quarter net revenue increased 10.0% to $395.4 million

•
First quarter net income was $9.4 million, compared to $4.2 million in the first quarter of fiscal 2017. First quarter net income for fiscal 2018 includes a $6.5 million tax benefit related to the impact of the newly enacted tax law.

•	First quarter Adjusted EBITDA increased 1.2% to $38.1 million, compared to the first quarter of fiscal 2017

•	Six acquisitions were completed during the first quarter, with total annual revenues of $53 million

“Our first quarter reflects strong revenue growth in our I/DD, SRS and ADH service lines,” stated Bruce Nardella, president and chief executive officer. “The performance of each of these operations was driven by increases in volume and rates, and in particular by the number and size of acquisitions completed during the last three quarters.

“While the fundamentals underpinning the growth of our business remain strong, during the first quarter the labor pressures we have been experiencing increased, putting pressure on margins,” stated Nardella.  “We are taking aggressive action to mitigate the effects of this pressure and improve margins in the second half of the year, including efforts to achieve additional G&A efficiency, expand occupancy through program consolidations, and strengthen recruitment and retention of caregivers.  Although we believe these efforts will result in considerable improvement, we expect that current external labor conditions are likely to persist throughout the remainder of the year.  Accordingly, we are modestly reducing our adjusted EBITDA guidance range for fiscal 2018.  We remain confident, however, in our ability to execute on our multi-lever growth strategy and create long-term value for our stockholders.”

First Quarter Fiscal 2018 Financial Results

GAAP Results

Net revenue for the first quarter was $395.4 million, an increase of $36.0 million, or 10.0%, over net revenue for the same period of the prior year. Net revenue increased $9.5 million from organic growth and $26.5 million from acquisitions that closed after the quarter ended December 31, 2016.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $255.9 million, an increase of 7.4% compared to the first quarter of fiscal 2017.

•	Post-Acute Specialty Rehabilitation Services ("SRS") net revenue of $86.0 million, an increase of 15.7% compared to the first quarter of fiscal 2017.

•	At-risk youth ("ARY") services net revenue of $35.9 million, which is relatively consistent with the first quarter of fiscal 2017.

•	Adult Day Health ("ADH") services net revenue of $17.6 million, an increase of 59.3% compared to the first quarter of fiscal 2017.

Income from operations for the first quarter was $12.8 million, or 3.2% of net revenue, compared to $15.5 million, or 4.3% of net revenue, for the first quarter of the prior year. The decrease in our operating margin was primarily due to increases in direct occupancy costs and direct labor costs as a percentage of revenue compared to the three months ended December 31, 2016. The increase in occupancy costs was driven by higher open occupancy rates as well as increases in rent expense. The increase in direct labor costs in the first quarter was attributable to increase in wages, higher staff to individuals served ratios in certain programs, and an increase in overtime compared to the first quarter of the prior year. The decrease in our operating margin was partially offset by lower general and administrative costs as a percentage of revenue due to our continued focus on optimizing our cost structure.

Net income for the first quarter was $9.4 million compared to $4.2 million for the same period of the prior year. The increase in net income was due to a $6.5 million tax benefit that was recorded during the three months ended December 31, 2017 as a result of the newly enacted tax law that lowered the corporate income tax rate. The passage of the Tax Cuts and Jobs Act (the "Tax Act") is expected to meaningfully lower the Company's long-term effective tax rate and annual cash taxes. The tax law reduces the U.S. corporate tax rate from 35% to 21%.

Basic and diluted net income per common share was $0.25 for the fiscal first quarter ended December 31, 2017, compared to $0.11 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the first quarter was $38.1 million, or 9.6% of net revenue, compared to Adjusted EBITDA of $37.6 million, or 10.5% of net revenue, for the first quarter ended December 31, 2016. The decrease in our Adjusted EBITDA margin was primarily attributable to the increases in direct labor costs and direct occupancy costs described above. The decrease was partially offset by lower general and administrative costs resulting from our continued focus on optimizing our cost structure.

Adjusted net income per diluted common share was $0.33 for the first quarter ended December 31, 2017 compared to $0.30 for the first quarter of the prior year.

Beginning in the first quarter of fiscal 2018, we added Adjusted net income per diluted common share as an additional non-GAAP financial metric, and changed our definition of Adjusted EBITDA to exclude acquisition-related transaction costs from Adjusted EBITDA. We believe that excluding acquisition-related transaction costs from Adjusted EBITDA gives investors a more transparent reflection of our underlying operating performance without quarter-to-quarter fluctuations in the amount of these costs. Prior-period Adjusted EBITDA has been recast to conform to this presentation. Please refer to “Reconciliation of Non-GAAP Financial Measures” below.

Stock Repurchase Program

On February 7, 2018, the Board of Directors approved a stock repurchase program under which the Company is authorized to repurchase up to $25.0 million of the Company’s outstanding common stock from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans).  The stock repurchase program will expire on August 12, 2018. The Company intends to conduct any open market stock repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Exchange Act.

Fiscal 2018 Outlook and Guidance

For fiscal 2018, we are maintaining our guidance for net revenue communicated on December 12, 2017 with a range of $1.57 billion to $1.62 billion and lowering our guidance for Adjusted EBITDA to a range of $168 million and $173 million.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2018
(In millions)	Low-end	High-end
Net income	$30	$34
Provision for income taxes	5	6
Interest expense, net (a)	36	36
Depreciation and amortization	85	85
Stock-based compensation	10	10
Expense reduction project costs	1	1
Acquisition-related transaction costs*	1	1
Adjusted EBITDA	$168	$173

Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 38 million (b)
Capital expenditures: 3.3% of net revenue
Annual tax rate: 32% (c)

(a)	Interest expense, net as presented in the reconciliation of Adjusted EBITDA guidance to net income does not give effect to any future borrowings to fund repurchases under the stock repurchase program.

(b)	The modeling guideline for average basic and diluted shares outstanding does not give effect to any future repurchases under the stock repurchase program.

(c)
The modeling guideline for our annual tax rate excludes the impact of the $6.5 million non-cash benefit recognized during the first quarter of fiscal 2018. This benefit primarily relates to remeasuring the Company's deferred tax liabilities at the newly enacted federal tax rate. Including the $6.5 million benefit the annual tax rate is estimated to be approximately 16%.

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

* Consistent with our decision in the first fiscal quarter to change the definition of Adjusted EBITDA to exclude acquisition-related transaction costs, our updated Adjusted EBITDA guidance excludes approximately $1.0 million in such transaction costs.  Our original guidance provided in December made no such exclusion. See "Non-GAAP Results" and "Reconciliations of Non-GAAP Financial Measures."

Conference Call
This afternoon, Thursday, February 8, 2018, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2018 first quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 2/15/18):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:            855-669-9658
Replay Access Code:         10116721

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through May 8, 2018.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, Adjusted net income per diluted common share and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Adjusted net income per diluted share is presented to exclude non-recurring costs and other expenses incurred in connection with acquisitions that are not reflective of the Company's continuing operating performance. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, net income per diluted share, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Similarly, Adjusted net income per diluted share should not be considered a measure of cash flow per common share but rather a performance metric that presents our operating performance taking into account certain of the same adjustments in Adjusted EBITDA and does so on a per share basis. While we and other companies in our industry frequently use Adjusted EBITDA and Adjusted net income per diluted share as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Financial Measures” on pages 8 and 9 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance, our growth, and effects of the Tax Act on the Company, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended
	December 31,
	2017	2016
Net revenue	$395,418	$359,394
Cost of revenue (exclusive of depreciation expense shown below)	316,257	283,976
Operating expenses:
General and administrative	44,534	41,792
Depreciation and amortization	21,797	18,155
Total operating expenses	66,331	59,947
Income from operations	12,830	15,471
Other income (expense):
Other income, net	446	56
Interest expense	(9,009)	(8,485)
Income before income taxes	4,267	7,042
Provision (benefit) for income taxes	(5,127)	2,863
Net income	$9,394	$4,179

Basic and diluted income per common share	$0.25	$0.11

Weighted average number of common shares outstanding, basic	37,472,018	37,231,067
Weighted average number of common shares outstanding, diluted	37,675,792	37,328,638

Additional financial data:
Program rent expense	$17,194	$14,236

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	December 31, 2017	September 30, 2017
Cash and cash equivalents	$—	$7,297
Working capital (a)	$40,326	$30,740
Total assets	$1,125,461	$1,049,382
Total debt (b)	$715,509	$637,488
Net debt (c)	$665,509	$580,191
Stockholders' equity	$174,558	$162,917

	Three Months Ended December 31,
	2017	2016
Cash flows provided by (used in):
Operating activities	$8,830	$15,797
Investing activities (d)	$(92,278)	$(10,571)
Financing activities (e)	$76,151	$(2,184)
Purchases of property and equipment	$(11,187)	$(11,327)
Acquisition of businesses, net of cash acquired	$(81,926)	$—

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of Non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)	Cash used in investing activities during the three months ended December 31, 2017 includes $75.0 million paid for the acquisition of Mentis Neuro Rehabilitation, LLC ("Mentis").

(e)
Cash provided by financing activities for the three months ended December 31, 2017 includes an incremental term loan of $75.0 million, the net proceeds of which were used for the acquisition of Mentis.

Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands except per share data)
(unaudited)
	Three Months Ended December 31,

Reconciliation of Net Income to Adjusted EBITDA:	2017	2016
Net income	$9,394	$4,179
Provision (benefit) for income taxes	(5,127)	2,863
Interest expense, net	8,925	8,481
Depreciation and amortization	21,797	18,155
Adjustments:
Stock-based compensation (a)	1,651	2,079
Contingent consideration adjustment (b)	—	375
Expense reduction project costs (c)	722	1,375
Acquisition-related transaction costs (d)	702	110
Adjusted EBITDA	$38,064	$37,617

	Three Months Ended December 31,
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share:
	2017	2016
Net income per diluted share	$0.25	$0.11
Adjustments:
Stock-based compensation (a)	0.04	0.03
Contingent consideration adjustment (b)	—	0.01
Expense reduction project costs (c)	0.02	0.04
Acquisition-related transaction costs (d)	0.02	—
Intangible asset amortization expense (e)	0.29	0.24
Impact of non-cash discrete tax benefit (f)	(0.17)	—
Income tax effect of adjustments to net income per diluted common share (g)	(0.12)	(0.13)
Adjusted net income per diluted common share	$0.33	$0.30

(a)	Represents non-cash stock-based compensation expense.

(b)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(c)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

(d)
Represents external transaction costs incurred by the Company for acquisitions. The Company has not historically excluded these costs but began excluding them in the first quarter of fiscal 2018. The Company believes that excluding these costs will provide the Company and its investors with a more transparent view of the Company's underlying operating performance because these expenses can vary significantly from quarter to quarter and the timing is difficult to predict. Prior period Adjusted EBITDA has been recast to conform to this presentation.

(e)	Represents amortization expense on intangible assets acquired in business combinations.

(f)
Represents the non-cash benefit of $6.5 million recorded during the three months ended December 31, 2017 primarily resulting from remeasuring the Company's deferred tax liabilities at the newly enacted federal tax rate.

(g)
The income tax effect was calculated using a tax rate of approximately 32% and 40% for the three months ended December 2017 and 2016, respectively. The tax rate for each respective period represents the Company's estimated effective tax rate for the year, excluding the impact of any non-cash discrete tax expenses or benefits including the $6.5 million tax benefit described in footnote (f).

A reconciliation of reported debt to net debt is as follows:

	As of
	December 31, 2017	September 30, 2017
Reported Debt(1)	$709,224	$631,465
Original issue discount on term loan, net of accumulated amortization	1,352	901
Deferred financing costs, net of accumulated amortization	4,933	5,122
Total debt	$715,509	$637,488
Cash and cash equivalents	—	7,297
Restricted cash	50,000	50,000
Net debt	$665,509	$580,191

(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com